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                       January 24, 2024

       Chen Yuanhang
       Chief Executive Officer
       LVPAI Group Ltd
       50 West Liberty Street, Suite 880
       Reno, Nevada 89501

                                                        Re: LVPAI Group Ltd
                                                            Form 10-K for the
fiscal year ended January 31, 2022
                                                            Filed May 19, 2022
                                                            Form 10-K for the
fiscal year ended January 31, 2023
                                                            Filed May 25, 2023
                                                            File No. 033-20966

       Dear Chen Yuanhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction
       cc:                                              Michael Gillespie